Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Vanguard Natural Resources, Inc.
Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-221223) and Form S-8 (No. 333-221189) of Vanguard Natural Resources, Inc. of our report dated March 21, 2018, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Houston, TX
March 21, 2018